Ohio Tax-Exempt Funds Shareholder Report Proxy Voting Results

At a special meeting of shareholders on July 2, 2009, fund shareholders approved the following two proposals:

Proposal 1- Elect trustees for each fund.*

The individuals listed in the table below were elected as trustees for each fund. All trustees with the exception of Messrs. McNabb and Volanakis (both of whom already served as directors of The Vanguard Group, Inc.) served as trustees to the funds prior to the shareholder meeting.

Trustee                          For          Withheld            Percentage For

John J. Brennan          718,227,005        24,398,024                     96.7%
Charles D. Ellis         714,659,149        27,965,880                     96.2%
Emerson U. Fullwood      715,293,922        27,331,108                     96.3%
Rajiv L. Gupta           715,499,068        27,125,962                     96.3%
Amy Gutmann              714,735,559        27,889,471                     96.2%
JoAnn Heffernan Heisen   717,008,144        25,616,885                     96.6%
F. William McNabb III    717,929,406        24,695,624                     96.7%
Andre F. Perold          716,068,800        26,556,230                     96.4%
Alfred M. Rankin, Jr.    709,011,750        33,613,280                     95.5%
Peter F. Volanakis       717,569,923        25,055,107                     96.6%

* Results are for all funds within the same trust.

Proposal 2: - Update and standardize the funds' fundamental policies regarding:

(a) Purchasing and selling real estate.
(b) Issuing senior securities.
(c) Borrowing money.
(d) Making loans.
(e) Purchasing and selling commodities.
(f) Concentrating investments in a particular industry or group of industries.
(g) Eliminating outdated fundamental investment policies not required by law.

The revised fundamental policies are clearly stated and simple, yet comprehensive, making oversight and compliance more efficient than under the former policies. The revised fundamental policies will allow the fund to respond more quickly to regulatory and market changes, while avoiding the costs and delays associated with successive shareholder meetings.


               For          Abstain      Against        Broker        Percentage
                                                      Non-Votes              For

Ohio Tax Exempt Money Market Fund

2a      607,480,029      11,225,425   51,594,312    18,524,121            88.2%
2b      605,730,640      13,529,263   51,039,864    18,524,121            87.9%
2c      593,431,739      11,730,083   65,137,945    18,524,121            86.2%
2d      594,213,069      10,751,730   65,334,968    18,524,121            86.3%
2e      591,774,181      12,450,257   66,075,329    18,524,121            85.9%
2f      597,365,552      16,577,549   56,356,666    18,524,121            86.7%
2g      615,373,128      15,335,532   39,591,106    18,524,121            89.3%

Ohio Long Term Tax Exempt Fund
2a       46,518,980         747,651    2,082,208     4,452,303            86.5%
2b       46,672,560         960,550    1,715,730     4,452,302            86.8%
2c       45,811,526         928,881    2,608,435     4,452,300            85.1%
2d       45,911,920         942,805    2,494,115     4,452,302            85.3%
2e       45,810,266         935,941    2,602,634     4,452,301            85.1%
2f       46,362,233         775,036    2,211,572     4,452,301            86.2%
2g       46,997,206         698,567    1,653,068     4,452,301            87.4%